Exhibit 99.1
Macquarie Infrastructure Company LLC
125 W. 55th Street
New York, NY 10019
USA
Media Release
MACQUARIE INFRASTRUCTURE COMPANY CLOSES ACQUISITION OF THE GAS COMPANY
NEW YORK, NY — JUNE 7, 2006 Macquarie Infrastructure Company (NYSE: MIC) announced that it has completed its acquisition of The Gas Company in Hawaii. The Gas Company is a regulated producer and distributor of gas products to residential and business consumers on the six major islands of Hawaii. The company also operates an unregulated propane distribution business.
MIC announced its intention to acquire The Gas Company on August 17, 2005. Following review and favorable recommendation by the Consumer Advocate, the Hawaii Public Utilities Commission approved the transfer of ownership of The Gas Company to MIC on May 3, 2006. All remaining conditions precedent to closing of the transaction were satisfied as of June 7, 2006.
“The completion of the acquisition of The Gas Company represents another significant step forward for MIC and our shareholders. The Gas Company is an outstanding example of a quality infrastructure business in the regulated utility sector”, said Peter Stokes, Chief Executive Officer of MIC. “We expect an immediate, significant contribution to our distributable cash from this business.
The Gas Company’s financial results will be reported as a separate segment, Gas Utility Business, within MIC’s periodic filings. MIC’s filing for the second quarter of 2006 will include The Gas Company’s results for the period from June 7 through June 30, 2006.
ACQUISITION FUNDING
MIC paid $259.3 million for The Gas Company, including working capital adjustments of $21.3 million, of which cash acquired in the business was $6 million. MIC also incurred transaction related fees and expenses of $12.7 million.
The transaction was funded with a cash deposit of $12.5 million (in August, 2005), floating rate debt of $80 million at the operating company level, and floating rate debt of $80 million at an intermediate holding company level. MIC entered into swap arrangements with respect to the floating rate debt when the transaction was announced. The swaps effectively fix the LIBOR-based component of the interest on the debt at 4.84% for 7 years.
To conclude the transaction, MIC has drawn $99 million against an acquisition-related facility at the MIC Inc. level at a rate of LIBOR plus 2.00%. The company expects to refinance the acquisition-related facility with new equity raised prior to the maturity of the debt at March 31, 2008.
SELECTED FINANCIAL DATA
Detailed financial information concerning the acquisition, including historical and pro-forma statements, will be filed with the SEC on Form 8-K. Consolidated income and cash flow information for The Gas Company for the fiscal year ended June 30, 2005 includes the following:

Macquarie Infrastructure Company LLC

(All figures in USD $000s)
OPERATING REVENUE
Utility	$70,514
Non-utility	61,899

Total operating revenue	132,413

OPERATING EXPENSES
Generation and purchased gas:
Utility operations	31,308
Non-utility operations	36,185
Operating and maintenance	16,273
Depreciation and amortization	5,074
Taxes, other than income	7,915
Selling, general and administrative	16,018

Total operating expenses	112,773

OPERATING INCOME	19,640

INTEREST EXPENSE — NET	(3,484)

OTHER INCOME (EXPENSE)	1,623

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST	17,779

PROVISION FOR INCOME TAXES	(6,945)

MINORITY INTEREST IN CONSOLIDATED SUBSIDIARIES INCOME	(19)

NET INCOME	$10,815

Reconciliation of Net Income to EBITDA

Net Income	$10,815
Interest expense, net	3,484
Income taxes	6,945
Depreciation and amortization	5,074

EBITDA	$26,318

CASH FLOW
Net cash provided by operating activities	$17,222
Net cash used in investing activities	(6,116)
Net cash used in financing activities	(5)

NET INCREASE IN CASH AND CASH EQUIVALENTS	$11,101

Macquarie Infrastructure Company LLC
ABOUT MACQUARIE INFRASTRUCTURE COMPANY
Macquarie Infrastructure Company owns, operates and invests in a diversified group of infrastructure businesses, which provide basic, everyday services to customers in the United States and other developed countries. Its businesses and investments consist of an airport services business, an airport parking business, a district energy business, a gas production and distribution business, a 50% interest in a bulk liquid storage terminal business, a 50% interest in the company that operates a toll road in England and investments in a regulated clean water utility in the UK and in a communications infrastructure investment vehicle listed on the Australian Stock Exchange.
FORWARD LOOKING STATEMENTS
This earnings release contains forward-looking statements. We may, in some cases, use words such as “project”, “believe”, “anticipate”, “plan”, “expect”, “estimate”, “intend”, “should”, “would”, “could”, “potentially”, or “may” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements in this presentation are subject to a number of risks and uncertainties, some of which are beyond our control including, among other things: our ability to successfully integrate and manage acquired businesses, manage growth, make and finance future acquisitions, service, comply with the terms of and refinance our debt, and implement our strategy, decisions made by persons who control our investments including the distribution of dividends, our regulatory environment, changes in air travel, automobile usage, fuel and gas prices, foreign exchange fluctuations, environmental risks and changes in U.S. federal tax law.
Our actual results, performance, prospects or opportunities could differ materially from those expressed in or implied by the forward-looking statements. Additional risks of which we are not currently aware could also cause our actual results to differ. In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements. The forward-looking events discussed in this release may not occur. These forward-looking statements are made as of the date of this release. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
“Macquarie Group “ refers to the Macquarie Group of companies, which comprises Macquarie Bank Limited and its worldwide subsidiaries and affiliates. MIC-G
Investments in Macquarie Infrastructure Company Trust are not deposits with or other liabilities of Macquarie Bank Limited, or of any Macquarie Group company, and are subject to investment risk, including possible delays in repayment and loss of income and principal invested. Neither Macquarie Bank Limited nor any other member company of the Macquarie Group guarantees the performance of Macquarie Infrastructure Company Trust or the repayment of capital by Macquarie Infrastructure Company Trust.
FOR FURTHER INFORMATION, PLEASE CONTACT:

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